Exhibit 10.13
PROLINK
SOLUTIONS, LLC
September 6, 2005
Dave Gomez
RE: Vice President General Counsel — Corporate Secretary
Dear Dave,
We are pleased to make the following offer to you regarding future employment at
ProLink Solutions LLC.

Position:	Vice President: General Counsel — Corporate Secretary Reports To:
CEO

Start Date:	No Later than September 15, 2005

Responsibilities:	Manage all legal affairs of Company. Including direct responsibility for contracts, lease documents, litigation, securities filings and Human Resource issues. As Corporate Secretary your direct responsibility is for all Board of Directors minutes and communications, the filing of local, State and Federal filings as to accuracy and completeness. Complete responsibility for all Sarbanes/Oxley matters. Your further responsibility will include general business and legal advice on all company business.

Base Salary:	$115,000 annually — Payable Bi-weekly

Travel and	The Company will reimburse you for all approved expenses
Entertainment Expenses subject to company policy.

Benefits:	Standard benefits package as detailed in the Company handbook.

Bonus:	You will be eligible for a series of bonuses in 2005 equal to 50 % of your base salary structured as follows:
1)	($21,250) contract management. We will develop a series of milestones based on successful merger and follow on financing.

2)	($20,000) Successful implementation of service and support contract update program to be further defined.

3)	($1 3,750) You will receive an annual bonus paid February 15, 2006 if the company achieves an annual EBITDA of $2 million in 2005. This amount will be prorated based on earnings beginning at $1.6 million, which will equal zero through a full bonus at $2 million. This amount will also be prorated based on your time of employment.
Bonuses #1 and #3 will be paid annually if earned by December 31, 2005 and will be paid on February 15, 2006. Bonus #2 will be earned in 2006 and paid February 15, 2006. You will be eligible for a series of bonuses equal to 60% of your base salary in 2006 and 70% in 2007 and thereafter with similar performance targets to be decided at the appropriate time.

Equity Plan:	It is the intention of the Compensation Committee of the company to install a company wide equity incentive plan. We would recommend, and would anticipate that the company would accept our recommendation, that you receive equity options commensurate with your position on an annual basis. These options would ratably vest over a 3-year period. Our recommendation would be to award you equity options equal to 0.60% of the outstanding equity of the company on a fully diluted basis as of closing of the current round anticipated by September 30,2005. The strike price equal 75% of the equity price in such the anticipated public merger.
Employment Agreement: You will be required to sign a standard Employment Agreement that will be effective for one year after your departure.
If you have any questions or concerns, please do not hesitate to contact me. We look forward to you accepting this offer and joining our team.
Please advise us of your acceptance no later than September 10, 2005

Very truly yours,	/S/ Dave Gomez

Lawrence Bain	President Accepted